                                                            Registration No. 333

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                              AUDIOVOX CORPORATION
                              --------------------
             (Exact name of registrant as specified in its charter)

         Delaware                                              13-1964841
----------------------------                              --------------------
(State or other jurisdiction                                (I.R.S. Employer
     of incorporation)                                      Identification No.

 180 Marcus Blvd., Hauppauge, New York                           11788
-----------------------------------------                   ----------------
(Address of Principal Executive Offices)                       (Zip Code)

                          Consultant Warrant Agreement
                            (Full Title of the Plans)

                              ROBERT S. LEVY, ESQ.
                           LEVY, STOPOL & CAMELO, LLP
                               1425 Reckson Plaza
                         Uniondale, New York 11556-1425
                         ------------------------------
                     (Name and address of agent for service)

                                 (516) 802-7007
                                 --------------
                     (Telephone number, including area code,
                              of agent for service)

                  Approximate date of commencement of proposed
                sale to the public: As Soon As Practicable After
                    Registration Statement Becomes Effective.

                     Total of sequentially numbered pages: 8
             The Exhibit Index appears on sequential page 5 herein.

                          (Continuation of Facing Page)

                         CALCULATION OF REGISTRATION FEE
                          Consultant Warrant Agreement

   ------------------------------- -------------------------- --------------------------- --------------------------- -----------
                                                                                          Proposed Maximum            Amount of
    Title of   Securities                                      Proposed                   Aggregate Offering          Registra-
     to be Registered                Amount                    Maximum Offering Price     Price(2)                    tion Fee
                                     to be                     Per Share (2)
                                   Registered
   ------------------------------- -------------------------- --------------------------- --------------------------- -----------

   Class A                         120,000 (1) shares         $1,684,800(3)               $1,684,800                  $180.27
   Common Stock,
   par value $.01
   per share

(1)      Represents 100,000 shares, 10,000 shares and 10,000 shares of Class A
         Common Stock, authorized for issuance by the Company to Robert S. Levy,
         Larry N. Stopol and Dianne M. Camelo, pursuant to those certain Warrant
         Agreements, dated as of July 3, 2003 (the "Warrant Agreements"). This registration statement also covers such indeterminable additional number of shares as may be issuable under the Warrant Agreements by reason of adjustments in the number of shares covered thereby as described in the Prospectus.

(2)      Estimated solely for the purpose of calculating the registration fee.

(3)      Based upon the average of the high and low prices of the Common Shares on the NASDAQ on February 15, 2006 or $14.04 per share.

                  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional indeterminate number of shares as may become issuable pursuant to anti-dilution and adjustment provisions.

                                     PART I
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. PLAN INFORMATION

     This registration statement relates to the offer and sale of Common Stock,
$.01 per share (the "Common Stock") of Audiovox Corporation (the "Company") to
its advisors and consultants, Robert S. Levy, Larry N. Stopol and Dianne M.
Camelo (the "Consultants"). The Warrants represent payment by the Company to
Consultants in consideration of business advice and consulting services rendered to the Company. In connection therewith, the Consultants are being offered the right to purchase an aggregate of 120,000 shares of Common Stock of the Company.
This summary should be read in connection with the Warrant Agreements, which are incorporated herewith as Exhibit 4 hereto.

Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION

     The Consultants have been provided with copies of the documents incorporated herein by reference in Part II, Item 3. The Consultants have been advised by the Company in writing that such documents will be available to the
Consultants without charge upon request to the Company's offices at 180 Marcus
Boulevard, Hauppauge, NY 11788, telephone (516) 231-7750.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Registration Statement the following documents or portions of documents and information previously filed with the Securities and Exchange Commission:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended
November 30, 2005.

         1a. The Company's amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended November 30, 2005.

         2. All other reports or documents filed by the Company pursuant to
Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Except as superseded or modified herein, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

Item 4. DESCRIPTION OF SECURITIES

         Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Levy, Stopol & Camelo, LLP has given an opinion on the validity of the securities being registered hereunder. Robert S. Levy, Larry N. Stopol and
Dianne M. Camelo, partners of the law firm, are eligible to receive shares of the Company's Class A Common Stock pursuant to this Form S-8 registration.

Item 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's Certificate of Incorporation provides that to the fullest extent permitted by law, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director. Section 102(7) of the Delaware Law provides that a corporation may include such a provision in its certificate of incorporation, provided that such provision shall not eliminate liability (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to unlawful payment of dividends and certain other matters) or (iv) for any transaction in which a director derived an improper personal benefit.

         The General Corporation Law of Delaware, the Company's state of incorporation, permits the Company to indemnify directors and officers in certain circumstances against expenses, judgments, fines and amounts paid in settlement in connection with legal proceedings in which such persons may be involved due to their positions with the Company, and to advance payment of expenses to such persons. A director or officer may be indemnified if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The Company's Certificate of Incorporation and By-laws require that such persons be indemnified by the Company to the fullest extent authorized by law, and set out a procedure by which these rights may be enforced. To the extent that a director or officer has been successful in the defense of any such action, the Company must indemnify him for his expenses. In the case of partially or wholly unsuccessful defenses, or settlements, a disinterested majority of the Board of Directors, independent legal counsel, or the stockholders may decide if his conduct met the standard set out above and, if it is decided that this standard was met, the Company must indemnify him. If it is decided that his conduct did not meet this standard, or if no decision is made, the director or officer may bring an action to enforce his right to indemnification and, if the court finds that his action did meet the standard, the Company must indemnify him. The Company bears the burden of proof in any such action. However, if a director or officer has been found liable to the
Company in an action by or in the right of the Company (such as a stockholders'
derivative suit), indemnification is available only to the extent ordered by the court in which such action was brought.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8. EXHIBITS

Exhibit No.  Description
-----------  -----------
   4                      Consultants' Warrant Agreements

   5                      Opinion of Levy, Stopol & Camelo, LLP
   23.1                   Consent of Grant Thornton, LLP (filed herewith)

   23.2                   Consent of McGladrey & Pullen, LLP (filed herewith)

   23.3                   Consent of Levy, Stopol & Camelo, LLP (included in
                          Exhibit 5)

   24                     Power of Attorney (included on signature page)

Item 9. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any

liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities
Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the
Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                    BALANCE OF PAGE INTENTIONALLY LEFT BLANK

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hauppauge, State of New York, on this day of
February, 2006.

                                                 AUDIOVOX CORPORATION

                                              BY /s/Patrick M. Lavelle
                                                 -------------------------------
                                                 Patrick M. Lavelle
                                                 Chief Executive Officer
                                                 and Director

                                POWER OF ATTORNEY
                                -----------------

         Each person whose signature appears below constitutes and appoints
Patrick M. Lavelle and Charles M. Stoehr, and each of them as attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and
Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                   Title                          Date
      ---------                   -----                          ----

/s/John J. Shalam              Chairman                        February 16, 2006
-------------------------
John J. Shalam

/s/Patrick M. Lavelle          Chief Executive Officer         February 16, 2006
-------------------------      and President
Patrick M. Lavelle

/s/Charles M. Stoehr           Senior Vice President,          February 16, 2006
-------------------------
Charles M. Stoehr              Chief Financial Officer
                               and Director

/s/ Paul C. Kreuch, Jr.        Director                        February 16, 2006
-------------------------
Paul C. Kreuch, Jr.

/s/Dennis F. McManus           Director                        February 16, 2006
-------------------------
Dennis F. McManus

/s/Irving Halevy               Director                        February 16, 2006
-------------------------
Irving Halevy